INCENTIVE STOCK OPTION AGREEMENT
UNDER THE CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN
Name of Optionee:            [●]
No. of Option Shares:            [●]
Option Exercise Price per Share:        $[●]
Grant Date:                [●]
Expiration Date:                [●]
Pursuant to the Camden National Corporation 2022 Equity and Incentive Plan, as amended through the date hereof (the “Plan”), Camden National Corporation (the “Company”) hereby grants to the Optionee named above a stock option (the “Stock Option”) to purchase, on or prior to the Expiration Date specified above, all or part of the number of shares of Common Stock, no par value (the “Stock”), of the Company specified above at the Option Exercise Price per share specified above, subject to the terms and conditions set forth in this Award Agreement and in the Plan.
1.Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Committee (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated:

Incremental (Aggregate) Number	Exercisability Date
[●]	DATE
[●]	DATE
[●]	DATE
[●]	DATE

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Committee of the Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
i)Unless otherwise elected by the Optionee and approved by the Committee, payment of the purchase price for the Option Shares shall be made by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.
ii)If elected by the Optionee and approved by the Committee, whole or partial payment may be made by one or more of the following methods: (A) in cash, by certified or bank check or other instrument acceptable to the Committee; (B) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six (6) months and are not then subject to any restrictions under any Company plan. Payment instruments will be received subject to collection.
iii)The delivery of Stock representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares attested to.
(b)The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof and the Company shall have issued and delivered the Stock to the Optionee. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Effect of Termination of Service.
(a)If the Optionee’s Service with the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(i)Death. If the Optionee’s employment terminates by reason of death, any Stock Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of twelve (12) months from the date of death or until the Expiration Date, if earlier.
(ii)Disability. If the Optionee’s employment terminates by reason of Disability, any Stock Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee for a period of twelve (12) months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the 12-month period provided in this Section 3(a)(ii) shall extend such period for another twelve (12) months from the date of death or until the Expiration Date, if earlier.
A.“Disability” shall have the same meaning as set forth in the Optionee’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Disability” means any mental or physical condition with respect to which the Optionee qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Optionee from fulfilling the Optionee’s duties or responsibilities to the Company or a Subsidiary. If an Award is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the contrary, “Disability” or “Disabled” shall mean that the Optionee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination of Service due to Disability has occurred.
(iii)Termination for Cause. If the Optionee’s employment terminates for Cause (as defined in the Plan), any Stock Option held by the Optionee shall terminate immediately and be of no further force and effect.
(iv)Other Termination. If the Optionee’s employment terminates for any reason other than as set forth in subsections (i), (ii), and (iii) above, and unless otherwise determined by the Committee, any Stock Option held by the Optionee may be exercised, only to the extent immediately exercisable on the date of termination, for a period of three (3) months from the date of termination or until the Expiration Date, if earlier. Any Stock Option that is not exercisable at such time shall terminate immediately and be of no further force or effect.

(b)The Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.
4.Additional Provisions.
(a)Data Privacy Consent. In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information, subject to applicable law; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
(b)Incorporation of Plan. This Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, a copy of which the Optionee acknowledges having received, including, but not limited to, the powers of the Committee set forth in Section 2(b) of the Plan, the Change of Control provisions set forth in Section 14 of the Plan, the tax withholding provisions set forth in Section 16 of the Plan, the nonassignability provisions set forth in Section 19(a) of the Plan, the insider trading policy provisions set forth in Section 19(c) of the Plan and the provisions regarding Code Section 409A set forth in Section 26 of the Plan.
(c)Status of the Stock Option. This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will notify the Company within thirty (30) days after such disposition.
(d)Tax Withholding.
(i)Payment in Stock. Unless otherwise elected by the Optionee and approved by the Committee, subject to the Company’s insider trading policy, as in effect from time to time, the minimum required tax withholding obligation shall be satisfied in full by the Optionee authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.
(ii)Payment by Optionee. If the Optionee elects and the Committee approves a form of payment other that provided in Section 2(a), above, each Optionee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Optionee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any faederal, state, or local taxes of any kind required by law to be withheld with respect to such income. Such arrangements may include payment, in whole or in part by the Optionee transferring to the Company shares of Stock owned by the Optionee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. The Company’s obligation to deliver Stock to any Optionee is subject to and conditioned on tax obligations being satisfied by the Optionee.
(e)Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(f)No Right to Continued Service or Future Awards. This Award Agreement does not confer upon the Optionee any rights with respect to continuation of employment by the Company or any Subsidiary or with respect to any future Awards.

CAMDEN NATIONAL CORPORATION

By:	_______________________________
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: _________________________	____________________________________
Optionee’s Signature